Exhibit 99.1

Corbus Pharmaceuticals Reports 2015 Third Quarter Financial Results

- Company Launched Three Separate Phase 2 Studies with Top-line Data Expected Starting at the End of 2016 -

- U.S. Orphan Drug and Fast Track Designations Granted for Resunab™ for both Cystic Fibrosis and Systemic Sclerosis -

Norwood, MA (November 11, 2015) – Corbus Pharmaceuticals Holdings, Inc. (NASDAQ: CRBP) (“Corbus” or the “Company”), a clinical stage drug development company targeting rare, chronic, and serious inflammatory and fibrotic diseases, announced today its financial results for the quarter ended September 30, 2015.

The Company also provided a corporate update and announced anticipated milestones related to the advancement of its Resunab™ clinical trial programs. Resunab is a novel synthetic oral drug intended to resolve chronic inflammation and halt fibrosis. The drug is currently being evaluated in three separate Phase 2 clinical studies in cystic fibrosis (“CF”), diffuse cutaneous systemic sclerosis, and skin-predominant dermatomyositis.

Recent Corporate Highlights

•	Received U.S. FDA Orphan Drug Designation, as well as a Fast Track development program designation, for Resunab for the treatments of both CF and systemic sclerosis;

•	Commenced enrollment and dosing in an international, multi-center, Phase 2 double-blinded, randomized, placebo-control Resunab clinical study for the treatment of CF supported by a $5 million development award from Cystic Fibrosis Foundation Therapeutics, Inc.;

•	Commenced enrollment and dosing in a multi-center, double-blinded, randomized, placebo-control Phase 2 U.S. clinical study of Resunab for the treatment of systemic sclerosis;

•	Commenced enrollment and dosing in the Phase 2 Resunab clinical study for the treatment of dermatomyositis being conducted at the University of Pennsylvania School of Medicine and supported by a grant from the National Institute of Health;

•	Presented additional data in October of 2015 at the North American Cystic Fibrosis Conference demonstrating that Resunab provided a benefit in treating lung inflammation and infection in a CF pre-clinical murine model from the ongoing collaboration with Case Western Reserve University; and

•	Successfully raised $11.3 million in total gross proceeds from 100% exercise of callable warrants.

“I am very pleased to report that we continue to successfully execute and deliver on our milestones,” stated Yuval Cohen, Ph.D., Chief Executive Officer of the Company. “We have successfully launched three Phase 2 studies of Resunab in three rare inflammatory diseases with significant unmet needs and have positioned the Company for performance in 2016.”

Expected Near-Term Milestones

•	Continue to screen and enroll patients in both the Phase 2 studies in CF and in systemic sclerosis to remain on track for top-line safety and efficacy results by the end of 2016;

•	Continue to collaborate with the University of Pennsylvania School of Medicine on the Phase 2 dermatomyositis study, which is expected to be completed during the first half of 2017;

•	File for an EU Investigational Medicinal Products authorization for Resunab with the European Medicines Agency in the fourth quarter of 2015; and

•	Conduct additional mechanism of action studies with Resunab in relevant pre-clinical models.

“For the remainder of 2015 and over the course of 2016 we will be focused on the solid execution of our clinical programs. Resunab continues to show its potential in offering a novel therapeutic approach to resolving chronic inflammation and halting fibrosis, both of which are central to disease progression in CF, scleroderma and dermatomyositis,” stated Dr. Cohen. “We look forward to reporting top-line safety and efficacy results from our Phase 2 studies starting at the end of 2016.”

Summary of Financial Results for Third Quarter 2015

For the three months ended September 30, 2015, the Company reported a net loss of approximately $2,254,000 or $0.06 per diluted share, compared to a net loss of approximately $660,000 or $0.03 per diluted share for the three months ended September 30, 2014. For the nine months ended September 30, 2015, the Company reported a net loss of approximately $6,352,000 or $0.22 per diluted share, compared to a net loss of approximately $1,280,000 or $0.07 per diluted share for the nine months ended September 30, 2014. The increase in the net loss for the three and nine months ended September 30, 2015 is attributable to spending on clinical trials for systemic sclerosis and cystic fibrosis and the costs associated with being a public company.

For the nine months ended September 30, 2015, the Company received proceeds of approximately $11.3 million from the exercise of warrants. The Company’s cash balance increased by approximately $4 million during the third quarter of 2015 and the Company had approximately $13.2 million of cash and cash equivalents on hand as of September 30, 2015. Following the dosing of the first patient in the CF trial in October 2015, the Company became eligible for a $1,250,000 milestone from Cystic Fibrosis Foundation Therapeutics, Inc. under the terms of its developmental award. An additional $2.5 million in milestone payments remain available under the development award upon the Company’s achievement of certain milestones.

Based on management’s current projections, it believes the Company has sufficient financial resources to fund operations into the fourth quarter of 2016.

About Resunab™

Resunab™ is a novel synthetic oral endocannabinoid-mimetic drug that preferentially binds to the CB2 receptor expressed on activated immune cells and fibroblasts. CB2 activation triggers endogenous pathways that resolve inflammation and halt fibrosis. Pre-clinical and Phase 1 studies have shown Resunab to have a favorable safety, tolerability and pharmacokinetic profile. It has also demonstrated promising potency in pre-clinical models of inflammation and fibrosis. Resunab triggers the production of “Specialized Pro-resolving Lipid Mediators” that activate an endogenous cascade responsible for the resolution of inflammation and fibrosis, while reducing production of pro-inflammatory eicosanoids and cytokines. Resunab has direct effects on fibroblasts to halt tissue scarring. In effect, Resunab triggers endogenous pathways to turn “off” chronic inflammation and fibrotic processes, without causing immunosuppression.

About Corbus

Corbus Pharmaceuticals Holdings, Inc. is a clinical stage pharmaceutical company focused on the development and commercialization of novel therapeutics to treat rare, chronic and serious inflammatory and fibrotic diseases. Our lead product candidate, Resunab™ is a novel synthetic oral endocannabinoid-mimetic drug that resolves chronic inflammation, bacterial infections, and fibrotic processes. Resunab is currently in Phase 2 studies for the treatment of cystic fibrosis, diffuse cutaneous systemic sclerosis and skin-predominant dermatomyositis.

For more information, please visit www.CorbusPharma.com and connect with the Company on Twitter, LinkedIn, Google+ and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statement that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact

Jenene Thomas

Jenene Thomas Communications, LLC

Phone: +1 (908) 938-1475

Email: jenene@jenenethomascommunications.com

Media Contact

David Schull or Marissa Goberdhan

Russo Partners, LLC

Phone: +1 (858) 717-2310

Email: david.schull@russopartnersllc.com

Email: marissa.goberdhan@russopartnersllc.com

Source: Corbus Pharmaceuticals Holdings, Inc.

Corbus Pharmaceuticals Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Collaboration revenue	$170,454	$—	$284,090	$—
Operating expenses:
Research and development	1,634,800	452,600	4,065,486	683,960
General and administrative	790,576	365,603	2,571,521	704,185

Total operating expenses	2,425,376	818,203	6,637,007	1,388,145

Operating loss	(2,254,922)	(818,203)	(6,352,917)	(1,388,145)

Other income (expense):
Interest expense	—	(650)	(1,372)	(23,045)
Interest income	1,037	802	2,145	1,425
Forgiveness of interest on note payable	—	7,466	—	7,466
Gain on the settlement of debt	—	145,006	—	145,006
Change in fair value of warrant liability	—	—	—	(28,448)
Foreign currency exchange loss	—	5,958	—	5,533

Other income, net	1,037	158,582	773	107,937

Net loss	$(2,253,885)	$(659,621)	$(6,352,144)	$(1,280,208)

Net loss per share, basic and diluted	$(0.06)	$(0.03)	$(0.22)	$(0.07)

Weighted average number of common shares outstanding, basic and diluted	34,770,597	25,542,755	29,242,236	18,242,956

Corbus Pharmaceuticals Holdings, Inc.

Condensed Consolidated Balance Sheet

	September 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,172,926	$6,262,445
Prepaid expenses	98,376	270,556

Total current assets	13,271,302	6,533,001

Restricted cash	13,730	13,728
Property and equipment, net	48,838	54,044

Total assets	13,333,870	$6,600,773

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$—	$144,389
Accounts payable	728,006	344,160
Accrued expenses	466,124	249,491
Deferred revenue, current	681,816	—

Total current liabilities	1,875,946	738,040
Deferred revenue, non-current	284,094	—

Total liabilities	2,160,040	738,040

Commitments and Contingencies
Stockholders’ equity
Preferred Stock $0.0001 par value: 10,000,000 shares authorized, no shares issued and outstanding at September 30, 2015 and December 31, 2014	—	—

Common stock, $0.0001 par value; 150,000,000 shares authorized, 37,605,134 and 25,938,332 shares issued and outstanding at September 30, 2015 and December 31, 2014	3,761	2,594
Additional paid-in capital	21,949,288	10,287,214
Accumulated deficit	(10,779,219)	(4,427,075)

Total stockholders’ equity	11,173,830	5,862,733

Total liabilities and stockholders’ equity	$13,333,870	$6,600,773